Exhibit 99.1

NEWS RELEASE

Warner Chilcott Reports Operating Results for the Quarter Ended June 30, 2010

ACTONEL, ASACOL and LOESTRIN 24 FE drive solid revenue and earnings growth.

ARDEE, IRELAND, AUGUST 6, 2010 – Warner Chilcott plc (NASDAQ: WCRX) today announced its results for the quarter ended June 30, 2010. Revenue in the quarter ending June 30, 2010 increased 225.2% to $815.6 million over the prior year quarter. The primary drivers of the increase in revenue were the products acquired from The Procter & Gamble Company (“P&G”), primarily ACTONEL, ASACOL and ENABLEX, which together contributed $477.4 million of revenue growth in the quarter ended June 30, 2010, compared to the prior year quarter. In total, these products and the other new products acquired from P&G contributed $512.2 million in revenue during the quarter ended June 30, 2010. LOESTRIN 24 FE also contributed $31.1 million of revenue growth in the quarter ended June 30, 2010, compared to the prior year quarter.

The acquisition of the global branded prescription pharmaceuticals business (“PGP”) of P&G on October 30, 2009 (the “PGP Acquisition”) significantly impacted the Company’s financial position and results of operations in the quarter ended June 30, 2010, compared to the prior year quarter. The Company reported GAAP net income of $115.3 million, or $0.46 per diluted share, in the quarter ended June 30, 2010, compared with GAAP net income of $56.0 million, or $0.22 per diluted share, in the prior year quarter. Included in cost of sales in the quarter ended June 30, 2010 was an $18.1 million reduction in cost of sales, net of tax, for the reversal of a contingent liability relating to the termination of a contract. Also included in our results for the quarter ended June 30, 2010 was a $9.4 million gain, net of tax, resulting from the Company’s distribution during the quarter of certain inventories sold to LEO Pharma A/S (“LEO”) in connection with a transaction completed during the third quarter of 2009 (the “LEO Transaction”). Cash net income (“CNI”) for the quarter ended June 30, 2010 was $268.8 million compared to $109.2 million in the prior year quarter. Excluding the reversal of the contingent liability described above and the gain relating to the sale of certain inventories in connection with the LEO Transaction, adjusted CNI was $241.2 million, or $0.95 per diluted share.

References in this press release to “cash net income” or “CNI” mean our net income adjusted for the after-tax effects of two non-cash items: amortization (including impairments, if any) of intangible assets and amortization (including write-offs, if any) of deferred loan costs related to our debt. Reconciliations from our reported results in accordance with US GAAP to CNI, adjusted CNI and adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”) for all periods are presented in the tables at the end of this press release.

Revenue

Revenue in the quarter ended June 30, 2010 was $815.6 million, an increase of $564.8 million, or 225.2%, over the prior year quarter. In addition to transactions such as the PGP Acquisition, period over period changes in the net sales of our products are a function of a number of factors including changes in: market demand, gross selling prices, sales-related deductions from gross sales to arrive at net sales and the levels of pipeline inventories of our products held by our direct and indirect customers. We use IMS Health, Inc. estimates of filled prescriptions for our products as a proxy for market demand in the U.S.

Net sales of our oral contraceptive products increased $33.0 million, or 44.1%, in the quarter ended June 30, 2010, compared with the prior year quarter. LOESTRIN 24 FE generated revenues of $89.1 million in the quarter ended June 30, 2010, an increase of 53.7%, compared with $58.0 million in the prior year quarter. The increase in LOESTRIN 24 FE net sales was primarily due to an increase in filled prescriptions of 81.1% and higher average selling prices, offset in part by the impact of higher sales-related deductions primarily due to increased utilization of customer loyalty cards and the contraction of pipeline inventories relative to the prior year quarter.

Revenues of ACTONEL were $263.6 million in the quarter ended June 30, 2010. ACTONEL revenues in North America totaled $163.0 million, including $143.5 million in the United States. Filled prescriptions of ACTONEL in the U.S. decreased 22.7% in the quarter ended June 30, 2010 compared to the prior year quarter. In the United States, ACTONEL continues to face market share declines due to the impact of managed care initiatives encouraging the use of generic versions of other products. Generic competition in Canada began to negatively impact our net sales of ACTONEL in the first quarter of 2010 and we expect generic competition in Western Europe to negatively impact our net sales of ACTONEL beginning in the fourth quarter of 2010.

Net sales of our dermatology products increased $11.7 million, or 10.2%, in the quarter ended June 30, 2010, compared with the prior year quarter. Net sales of DORYX increased $6.1 million, or 13.7%, compared to the prior year quarter, as increases in filled prescriptions of 10.0% and higher average selling prices were offset, in part, by a contraction of pipeline inventories relative to the prior year quarter and increases in sales-related deductions. The increase in sales-related deductions compared to the prior year quarter was primarily due to the increased usage of our customer loyalty card for DORYX 150 mg. DOVONEX and TACLONEX revenues recorded during the quarter ended June 30, 2010 totaled $76.0 million, an increase of $5.6 million as compared to the prior year quarter. As a result of the LEO Transaction and related distribution agreement with LEO, we recorded revenue and cost of sales at distributor margins for all TACLONEX and DOVONEX products during the quarter ended June 30, 2010, which negatively impacted our gross margin percentage. We continued to record revenue and cost of sales from the distribution of the products for LEO during 2010 until LEO assumed responsibility of distribution services effective June 30, 2010.

Net sales of ASACOL in the quarter ended June 30, 2010 were $192.5 million. Revenues in North America totaled $179.1 million, in the quarter ended June 30, 2010, including $174.0 million in the United States. Filled prescriptions of ASACOL in the U.S. decreased 6.5% in the quarter ended June 30, 2010 compared to the prior year quarter.

Cost of Sales (excluding Amortization of Intangible Assets)

Cost of sales increased $61.9 million, or 131.6%, in the quarter ended June 30, 2010 compared with the prior year quarter, primarily due to a 211.0% increase in product net sales and approximately $76.0 million of costs for DOVONEX and TACLONEX products which were distributed at nominal distributor margins under the LEO distribution agreement. This increase was offset in part by an $18.5 million reduction in cost of sales for the reversal of a contingent liability relating to the termination of a contract. Additionally, the increase was offset by a $9.6 million gain relating to the distribution during the quarter of certain inventories sold to LEO in connection with the LEO Transaction. Our gross margin, as a percentage of total revenue, increased from 81.3% in the quarter ended June 30, 2009 to 86.7% in the quarter ended June 30, 2010. Excluding the reduction in cost of sales in connection with the reversal of the contingent liability discussed above ($18.5 million), the impact of the gain from the LEO Transaction ($9.6 million) and the impact of the costs from the LEO distribution agreement ($76.0 million), our gross margin as a percentage of total revenue, excluding revenues under the LEO distribution agreement ($76.0 million), was 91.8%.

Selling, General and Administrative (“SG&A”) Expenses

SG&A expenses for the quarter ended June 30, 2010 were $280.8 million, an increase of $227.8 million, or 429.6%, from $53.0 million in the prior year quarter. A&P expenses increased $15.9 million, or 151.9%, in the quarter ended June 30, 2010 as compared with the prior year quarter, primarily due to advertising and other promotional spending attributable to the acquired PGP products. Selling and distribution expenses increased $116.4 million, or 573.7%, in the quarter ended June 30, 2010 as compared to the prior year quarter. The increase was primarily due to the Sanofi-Aventis U.S. LLC (“Sanofi”) co-promotion expenses of $61.1 million under the Actonel Collaboration Agreement between us and Sanofi, increased headcount resulting from the acquisition of the PGP sales forces as well as new expenses related to the acquired PGP products. G&A expenses increased $95.5 million, or 429.1%, in the quarter ended June 30, 2010, as compared with the prior year quarter. The increase was due in large part to increases in infrastructure costs, compensation expenses and professional and legal fees primarily relating to the PGP Acquisition. Included in G&A expenses in the quarter ended June 30, 2010 were $8.1 million of legal, consulting and other professional fees relating to the PGP Acquisition, expenses payable to P&G under the Transition Services Agreement of $15.9 million, other integration expenses of $11.5 million and severance costs of $2.1 million.

Research and Development (“R&D”)

Our investment in R&D for the quarter ended June 30, 2010 was $51.3 million, an increase of $39.4 million, or 329.1%, compared with $11.9 million in the prior year quarter. Included in the quarter ended June 30, 2010 was a $20.0 million up-front payment to Dong-A PharmTech Co. Ltd. (“Dong-A”), resulting from the amendment of our agreement to add the right to develop, and if approved, market, in the U.S. and Canada, Dong-A’s udenafil product for the treatment of lower urinary tract symptoms associated with Benign Prostatic Hyperplasia. Excluding this up-front milestone payment, R&D expenses increased $19.4 million compared to the prior year quarter. The increase in R&D expenses in the quarter ended June 30, 2010 relative to the prior year quarter, excluding the above-mentioned milestone payment, was primarily due to costs incurred relating to ongoing clinical studies, the addition of R&D projects from PGP and higher costs associated with an increase in personnel and facilities.

Amortization of Intangible Assets

Amortization of intangible assets in the quarters ended June 30, 2010 and 2009 was $157.2 million and $57.0 million, respectively. The increase in amortization expense in the quarter ended June 30, 2010 compared to the prior year quarter was due primarily to the amortization of intellectual property assets acquired in the PGP Acquisition which accounted for $120.0 million of the amortization expense in the 2010 period. We expect amortization expense to continue to be significantly higher in 2010, in relation to 2009, as a result of the PGP Acquisition.

Net Interest Expense

Net interest expense for the quarter ended June 30, 2010 was $43.1 million, an increase of $27.9 million, or 183.6%, from $15.2 million in the prior year quarter. The increase in net interest expense in the quarter ended June 30, 2010 was primarily due to an increase in the amount of our outstanding indebtedness under our senior secured credit facilities which was incurred to fund the PGP Acquisition relative to our total outstanding indebtedness in the prior year period.

Net Income, CNI and Adjusted CNI

For the quarter ended June 30, 2010, we reported net income of $115.3 million, or $0.46 per diluted share, CNI of $268.8 million, and adjusted CNI of $241.2 million, or $0.95 per diluted share. Earnings per share figures are based on 253.0 million diluted ordinary shares outstanding. In calculating CNI, we add back the after-tax impact of the amortization (including impairments, if any) of intangible assets and the amortization (including write-offs, if any) of deferred loan costs. These items are tax-effected at the estimated marginal rates attributable to them. In the quarter ended June 30, 2010, the marginal tax rate associated with the amortization of intangible assets was 6.3% and the marginal tax rate for amortization (including write-offs) of deferred loan costs was 9.8%. Adjusted CNI for the quarter ended June 30, 2010 represents CNI as further adjusted to exclude (1) an $18.1 reduction in cost of sales, net of tax, for the reversal of the contingent liability discussed above and (2) a $9.4 million gain, net of tax, relating to the sale of certain inventories in connection with the LEO Transaction.

Liquidity, Balance Sheet and Cash Flows

As of June 30, 2010, our cash and cash equivalents totaled $296.7 million and our total debt outstanding was $2,491.3 million. We generated $119.9 million of cash from operating activities in the quarter ended June 30, 2010, compared with $124.5 million of cash from operating activities in the prior year quarter.

2010 Financial Guidance

Based on our second quarter results and current outlook for the remainder of 2010, we are affirming our full year 2010 financial guidance previously released on July 30, 2010 in connection with our proposed leveraged recapitalization and special cash dividend transaction.

Please refer to our website at www.wcrx.com for certain information regarding the tax treatment of the proposed special cash dividend.

Investor Conference Call

The Company is hosting a conference call open to all interested parties, on Friday, August 6, 2010 beginning at 8:00 AM EST. The number to call within the United States and Canada is (877) 354-4056. Participants outside the United States and Canada should call (678) 809-1043. A replay of the conference call will be available for two weeks following the call and can be accessed by dialing (800) 642-1687 from within the United States and Canada or (706) 645-9291 from outside the United States and Canada. The passcode for the replay ID number is 90072579.

The Company

Warner Chilcott is a leading specialty pharmaceutical company currently focused on the gastroenterology, women’s healthcare, dermatology and urology segments of the North American and Western European pharmaceuticals markets. The Company is a fully integrated company with internal resources dedicated to the development, manufacturing and promotion of its products. WCRX-F

Forward Looking Statements

This press release contains forward-looking statements, including statements concerning the proposed recapitalization plan, our operations, our economic performance and financial condition, and our business plans and growth strategy and product development efforts. These statements constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words “may,” “might,” “will,” “should,” “estimate,” “project,” “plan,” “anticipate,” “expect,” “intend,” “outlook,” “believe” and other similar expressions are intended to identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. These forward-looking statements are based on estimates and assumptions by our management that, although we believe to be reasonable, are inherently uncertain and subject to a number of risks and uncertainties. The following represent some, but not necessarily all, of the factors that could cause actual results to differ from historical results or those anticipated or predicted by our forward-looking statements: our substantial indebtedness; competitive factors in the industry in which we operate (including the approval and introduction of generic or branded products that compete with our products); our ability to protect our intellectual property; a delay in qualifying any of our manufacturing facilities that produce our products or production or regulatory problems with either third party manufacturers or API suppliers upon whom we may rely for some of our products or our own manufacturing facilities; pricing pressures from reimbursement policies of private managed care organizations and other third party payors, government sponsored health systems, the continued consolidation of the distribution network through which we sell our products, including wholesale drug distributors and the growth of large retail drug store chains; the loss of key senior management or scientific staff; adverse outcomes in our outstanding litigation or an increase in the number of litigation matters to which we are subject; government regulation, including domestic and foreign health care reform, affecting the development, manufacture, marketing and sale of pharmaceutical products, including our ability and the ability of companies with whom we do business to obtain necessary regulatory approvals; our ability to manage the growth of our business by successfully identifying, developing, acquiring or licensing new products at favorable prices and marketing such new products; our ability to obtain regulatory approval and customer acceptance of new products, and continued customer acceptance of our existing products; changes in tax laws or interpretations that could increase our consolidated tax liabilities; our ability to realize the anticipated opportunities from the PGP Acquisition; the other risks identified in our periodic filings including our Annual Report on Form 10-K for the year ended December 31, 2009, and from time-to-time in our public filings, financial statements and other investor communications.

We caution you that the foregoing list of important factors is not exclusive. In addition, in light of these risks and uncertainties, the matters referred to in our forward-looking statements may not occur. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as may be required by law.

Reconciliations to GAAP Net Income

CNI

To supplement its condensed consolidated financial statements presented in accordance with US GAAP, the Company provides a summary to show the computation of CNI and Adjusted CNI. CNI is defined as the Company’s GAAP net income adjusted for the after-tax effects of two non-cash items: amortization (including impairments, if any) of intangible assets and amortization (including write-offs, if any) of deferred loan costs related to the Company’s debt. Adjusted CNI represents CNI as further adjusted to exclude one-time impacts from the LEO Transaction, the PGP Acquisition and the income from the reversal of a contingent liability relating to the termination of a contract. The Company believes that the presentation of CNI and Adjusted CNI provides useful information to both management and investors concerning the approximate impact of the above items. The Company also believes that considering the effect of these items allows management and investors to better compare the Company’s financial performance from period-to-period, and to better compare the Company’s financial performance with that of its competitors. The presentation of this additional information is not meant to be considered in isolation of, or as a substitute for, results prepared in accordance with US GAAP.

Adjusted EBITDA

To supplement its condensed consolidated financial statements presented in accordance with US GAAP, the Company provides a summary to show the computation of adjusted EBITDA taking into account certain charges that were taken during the quarters ended June 30, 2010 and 2009. The computation of adjusted EBITDA is based on the definition of EBITDA contained in the Company’s senior secured credit facilities.

Company Contact:	Rochelle Fuhrmann Investor Relations 973-442-3281 rfuhrmann@wcrx.com

WARNER CHILCOTT PUBLIC LIMITED COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands of U.S. dollars, except per share amounts)

(Unaudited)

	Quarter Ended		Six Months Ended
	June-30-10	June-30-09	June-30-10	June-30-09
REVENUE:
Product net sales	$763,737	$245,565	$1,473,193	$484,589
Other revenue	51,873	5,251	103,719	12,216

Total revenue	815,610	250,816	1,576,912	496,805
COSTS & EXPENSES:
Cost of sales (excludes amortization of intangible assets)	108,756	46,962	326,192	95,712
Selling, general and administrative	280,798	53,022	600,855	99,788
Research and development	51,256	11,945	82,404	35,817
Amortization of intangible assets	157,159	56,992	318,071	113,985
Interest expense, (net)	43,103	15,201	115,501	33,218

INCOME BEFORE TAXES	174,538	66,694	133,889	118,285
Provision for income taxes	59,285	10,671	35,879	18,926

NET INCOME	$115,253	$56,023	$98,010	$99,359

Earnings per share:
Basic	$0.46	$0.22	$0.39	$0.40

Diluted	$0.46	$0.22	$0.39	$0.40

RECONCILIATIONS:
Net income - GAAP	$115,253	$56,023	$98,010	$99,359
+ Amortization of intangible assets, net of tax	147,253	52,217	294,031	104,435
+ Amortization of deferred loan costs, net of tax	6,251	965	31,279	3,121

CASH NET INCOME	$268,757	$109,205	$423,320	$206,915

Non-recurring, one-time charges included above (net of tax):
+ Write-off of fair value step-up on acquired PGP inventories	$—	$—	$93,743	$—
+ Gain recognized on contract termination	(18,127)	—	(18,127)	—
+ Gain recognized on sale of certain LEO inventories	(9,431)	—	(34,040)	—

ADJUSTED CASH NET INCOME	$241,199	$109,205	$464,896	$206,915

WARNER CHILCOTT PUBLIC LIMITED COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands of U.S. dollars)

(Unaudited)

	As of June 30, 2010	As of December 31, 2009
ASSETS
Current assets:
Cash & cash equivalents	$296,728	$539,006
Accounts receivable, net	357,666	339,753
Inventories	109,751	236,203
Prepaid expenses & other current assets	209,285	229,309

Total current assets	973,430	1,344,271

Other assets:
Property, plant and equipment, net	214,685	177,825
Intangible assets, net	2,940,854	3,302,386
Goodwill	1,018,639	1,060,644
Other non-current assets	109,633	146,115

TOTAL ASSETS	$5,257,241	$6,031,241

LIABILITIES
Current liabilities:
Accounts payable	$111,594	$168,477
Accrued expenses & other current liabilities	583,218	719,180
Current portion of long-term debt	165,490	208,960

Total current liabilities	860,302	1,096,617

Other liabilities:
Long-term debt, excluding current portion	2,325,763	2,830,500
Other non-current liabilities	91,621	215,031

Total liabilities	3,277,686	4,142,148

SHAREHOLDERS’ EQUITY	1,979,555	1,889,093

TOTAL LIABILITIES & SHAREHOLDERS’ EQUITY	$5,257,241	$6,031,241

WARNER CHILCOTT PUBLIC LIMITED COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

(In thousands of U.S. dollars)

(Unaudited)

	Quarter Ended		Six Months Ended
	June-30-10	June-30-09	June-30-10	June-30-09
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$115,253	$56,023	$98,010	$99,359
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	7,150	3,400	14,641	6,426
Amortization of intangible assets	157,159	56,992	318,071	113,985
Write-off of fair value step-up on acquired inventories	—	—	105,504	—
Amortization of debt finance costs	6,934	1,205	34,446	3,771
Stock-based compensation expense	5,656	3,330	10,339	5,962
Changes in assets and liabilities:
(Increase) in accounts receivable, prepaid and other assets	(96,548)	(19,913)	(21,730)	(16,031)
Decrease / (increase) in inventories	43,820	(250)	13,832	(3,952)
(Decrease) / increase in accounts payable, accrued expenses & other liabilities	(146,588)	24,954	(124,047)	23,437
Increase / (decrease) in income taxes and other, net	27,017	(1,226)	(83,968)	(3,083)

Net cash provided by operating activities	$119,853	$124,515	$365,098	$229,874

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of intangible assets	—	(2,900)	(2,900)	(5,800)
Capital expenditures	(39,843)	(12,485)	(55,305)	(19,033)

Net cash (used in) investing activities	$(39,843)	$(15,385)	$(58,205)	$(24,833)

CASH FLOWS FROM FINANCING ACTIVITIES:
Redemption of the 8.75% Senior Subordinated Notes due 2015	—	—	(89,460)	—
Term repayments under New Senior Secured Credit Facilities	(28,872)	—	(458,747)	—
Term repayments under Prior Senior Secured Credit Facilities	—	(1,233)	—	(102,727)
Other	2,135	(15)	3,903	(30)

Net cash (used in) financing activities	$(26,737)	$(1,248)	$(544,304)	$(102,757)

Effect of exchange rates on cash and cash equivalents	(2,545)	—	(4,867)	—

Net increase / (decrease) in cash and cash equivalents	50,728	107,882	(242,278)	102,284
Cash and cash equivalents, beginning of period	246,000	30,308	539,006	35,906

Cash and cash equivalents, end of period	$296,728	$138,190	$296,728	$138,190

WARNER CHILCOTT PUBLIC LIMITED COMPANY

Reconciliation of Net Income to Adjusted EBITDA

(In thousands of U.S. dollars)

(Unaudited)

	Quarter Ended		Six Months Ended
	Jun-30-10	Jun-30-09	Jun-30-10	Jun-30-09
RECONCILIATION TO ADJUSTED EBITDA:
Net income - GAAP	$115,253	$56,023	$98,010	$99,359
+ Interest expense, as defined	43,103	15,201	115,501	33,218
+ Provision for income taxes	59,285	10,671	35,879	18,926
+ Non-cash stock-based compensation expense	5,656	3,330	10,339	5,962
+ Depreciation	7,150	3,400	14,641	6,426
+ Amortization of intangible assets	157,159	56,992	318,071	113,985
+ R&D milestone expense	20,000	—	20,000	11,500
+ Write-off of fair value step-up on acquired inventories	—	—	105,504	—
+ PGP Acquisition costs	8,123	—	19,629	—
+ Other integration expenses	11,493	—	11,493	—
+ Severance costs	2,104	—	14,634	—

Adjusted EBITDA of WC plc, as defined	$429,326	$145,617	$763,701	$289,376

+ Expenses of WC plc and other	3,656	7,481	9,749	9,854

Adjusted EBITDA of Warner Chilcott Holdings Company III, Limited, as defined	$432,982	$153,098	$773,450	$299,230

Note: Warner Chilcott Holdings Company III, Limited and certain of its subsidiaries are parties to the Company’s senior secured credit facilities. Warner Chilcott plc is not a party to these agreements. Certain expenses included in Warner Chilcott plc’s consolidated operating results are not deducted in arriving at Adjusted EBITDA for Warner Chilcott Holdings Company III, Ltd and its subsidiaries.

WARNER CHILCOTT PUBLIC LIMITED COMPANY

REVENUE BY PRODUCT

(In millions of U.S. dollars)

(Unaudited)

	Quarter Ended		Six Months Ended
	June-30-10	June-30-09	June-30-10	June-30-09
Women’s Healthcare:
Oral Contraceptives
LOESTRIN 24 FE	$89.1	$58.0	$167.9	$110.4
FEMCON FE	13.7	12.4	24.3	25.3
Other Oral Contraceptives	5.7	5.1	13.2	12.9

Total Oral Contraceptives	$108.5	$75.5	$205.4	$148.6

Hormone Therapy
ESTRACE Cream	$33.6	$28.2	$63.4	$51.4
FEMHRT	16.1	13.1	25.4	25.8
Other Hormone Therapy	7.4	6.1	14.8	12.4

Total Hormone Therapy	$57.1	$47.4	$103.6	$89.6

ACTONEL *	$263.6	$—	$525.9	$—
Other women’s healthcare products	11.2	4.4	21.9	8.5

Total Women’s Healthcare	$440.4	$127.3	$856.8	$246.7

Dermatology:
DORYX	$51.0	$44.9	$101.9	$95.3
TACLONEX**	39.2	36.5	74.1	73.1
DOVONEX**	36.8	33.9	74.6	61.9

Total Dermatology	$127.0	$115.3	$250.6	$230.3

Gastroenterology:
ASACOL	$192.5	$—	$357.5	$—
Urology:
ENABLEX *	$21.3	$—	$39.5	—
Other:
Other products net sales	25.4	0.5	51.3	1.4
Contract manufacturing product sales	4.0	2.5	9.1	6.2
Other revenue	5.0	5.2	12.1	12.2

Total Revenue	$815.6	$250.8	$1,576.9	$496.8

*	Includes “other revenue” as classified in our condensed consolidated statement of operations.
**	Includes revenue recorded pursuant to our distribution agreement with LEO during the quarter and six months ended June 30, 2010.

WARNER CHILCOTT PUBLIC LIMITED COMPANY

SUMMARY OF SG&A EXPENSES

(In millions of U.S. dollars)

(Unaudited)

	Quarter Ended
	Jun-30-10	Jun-30-09
Advertising & promotion	$26.4	$10.5
Selling & distribution	136.7	20.3
General, administrative & other	117.7	22.2

Total SG&A	$280.8	$53.0

	Six Months Ended
	Jun-30-10	Jun-30-09
Advertising & promotion	$57.4	$18.2
Selling & distribution	304.6	43.2
General, administrative & other	238.9	38.4

Total SG&A	$600.9	$99.8

WARNER CHILCOTT PUBLIC LIMITED COMPANY

2010 Full Year Financial Guidance

(In millions of U.S. dollars, except per share amounts)

Current Guidance August 2010(1)
Adjusted Total Revenue (2)	$2,900 to $2,950
Adjusted Gross Margin as a % of Adjusted Total Revenue (3)	90% to 91%
Total SG&A Expense (4)	$1,200 to $1,250
Total R&D Expense (5)	$160 to $180
Total Income Tax Provision (6)	12%-13% of EBTA
Adjusted Net Income (7)	$244 to $269
Adjusted CNI (8)	$880 to $905
Adjusted CNI per share (8) (9)	$3.45 to $3.55

(1)	The 2010 current guidance assumes that Roxane (a division of Boehringher Ingelheim Corporation) will not launch a generic Asacol 400 mg product at risk in 2010, accounts for the amendment to the Actonel Collaboration Agreement in April 2010 and does not account for the impact of any future acquisitions or new partnership or in-licensing transactions subsequent to the date hereof. As noted below, the 2010 current guidance excludes the LEO Transaction and the impact of the distribution arrangement with LEO. In addition, the current guidance does not give effect to the impact of the proposed leveraged recapitalization announced on July 30, 2010.

(2)	Adjusted total revenue excludes the impact of the Company’s distribution arrangement with LEO.

(3)	Adjusted gross margin as a percentage of adjusted total revenue excludes the amortization and impairments of intangible assets, the gain recognized during the quarter ended June 30, 2010 on the termination of a contract, the impact of the Company’s distribution arrangement with LEO and the purchase accounting impact of the step-up of certain inventories acquired in the PGP Acquisition, which was included in cost of sales as the inventory was sold.

(4)	Total SG&A expense does not include any amount that may be payable in connection with the potential settlement of our outstanding litigation.

(5)	The current 2010 guidance includes actual and anticipated milestone payments to third parties.

(6)	The total 2010 tax provision is estimated as a percentage of adjusted earnings before taxes and book amortization (EBTA).

(7)	A reconciliation of 2010 expected GAAP net income to expected adjusted net income excludes the impact of the LEO distribution arrangement, the impact of the write-off of the fair value step-up of acquired PGP inventories and the gain recognized during the quarter ended June 30, 2010 on the termination of a contract.

(8)	A reconciliation of 2010 expected adjusted net income to expected adjusted cash net income adds back the expected after tax impact of the amortization of intangibles ($593 million) and the after tax impact of deferred financing fees ($43 million).

(9)	Expected adjusted cash net income per share is based on 255 million fully diluted ordinary shares.